EXHIBIT 10.7


                                                EMPLOYMENT CONTRACT

         THIS AGREEMENT made and entered into this November 19, 1987 between the Greenwood National Bank, a banking institution to he chartered by the Office of the Comptroller of the Currency, ("employer"), and William G, Stevens ("employee");

         WHEREAS, employer is to be formed as a new National bank in Greenwood, Greenwood County, South Carolina: and

         WHEREAS, employee has agreed to become President and Chief Executive Officer of said bank; and

         WHEREAS, employer wishes to provide for the terms and conditions of employee's employment;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

                                                        1.
                                        RELATIONSHIP ESTABLISHED AND DUTIES

         (a) Employer hereby employs employee as President and Chief Executive Officer, to hold the title of President and Chief Executive Officer, and to perform such services and duties as its Board of Directors may, from time to time, designate during the term hereof. Subject to the terms and conditions hereof, employee will perform such duties and exercise such authority as are customarily performed and exercised by persons holding such office, subject to the general direction of the Board of Directors of employer, exercised in good faith in accordance with standards of reasonable business judgment.

         (b) Employee shall serve on the Board of Directors of employer and as a member of its Executive Committee, subject to the terms hereof.

         (c) Employee accepts such employment and shall devote his full time, attention, and efforts to the diligent performance of his duties herein specified and as an officer and director or employer and will not accept employment with any other individual, corporation, partnership, governmental authority or other entity, or engage in any other venture for profit which employer may consider to be in conflict with his or its best interest or to be in competition with employer's business, or which may interfere in any way with the employee's performance of his duties hereunder.

                                                        2.
                                                TERMS OF EMPLOYMENT

         Employment shall commence upon the effective date of this agreement. The term of this agreement shall continue for three (3) consecutive years unless such is terminated pursuant to Section 6 of this agreement or by the first to occur of the follow conditions.

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         (a)          the death of employee;

         (b) the complete disability of employee. "Complete disability" as used herein shall mean the inability of employee, due to illness, accident, or any other physical or mental in- capacity to perform the services provided for hereunder for an aggregate of sixty (60) days within any period of 120 consecutive days during the term hereof;

         (c) the discharge of employee by employer for cause. "Cause" a" used herein shall mean (i) such negligence or misconduct as shall constitute, as a matter of law, a breach of the covenants and obligations of employee hereunder,
(ii) failure or refusal of employee to comply with the provisions of this agreement, or (iii) employee being convicted by any duly constituted law enforcement agency or authority with a crime involving moral turpitude.
Provided, however, disability because of illness or accident or any other physical or mental disability shall not constitute a basis for discharge for cause.

         Termination of employee's employment shall constitute a tender by employee of 06 resignation as an officer and director of employer.

                                                        3.
                                                   COMPENSATION

         For all services which employee may render to employer during the term hereof, employer shall pay to employee, subject to such deductions as may be required by law:

         (a) Base Salary. An annual salary of $80.000 payable in equal monthly installments and subject to such deductions as may be required by law.

         (b) Performance Bonuses. Each year, a performance bonus, ranging from 0% to 50% of annual salary will be awarded, the specific percentage to be determined by the board of directors.

         (c) In consideration of time and effort invested in the process of applying for the National Bank Charter and in the planning of the proposed bank's operations, the employee will receive a signing bonus of $10,000 which will be payable upon the banks opening.

                                                        4.
                                                  OTHER BENEFITS

During the term of his employment hereunder,  employer shall furnish to employee
(i) an automobile (value not to exceed $18,000) plus related expenses (ii) a life insurance policy providing for death benefits of $250,000 having a beneficiary designated by employee; (iii) group health and hospital insurance covering employee and his family; (iv) long term disability insurance with benefits of at least $50,000 per year; (v) initiation fee and monthly dues for membership in clubs suitable for business entertainment: and (vi) normal director's fees.





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                                                        5.
                                              STOCK BONUS AND OPTIONS

         If the employee is still employed under the provisions of this agreement then the employee will earn stock options and bonuses based on the following schedule: (1) At the end of the first fiscal year following the bank's opening, the employee will earn a stock bonus of 1% of the original stock issue.
(2) During fiscal years two through five following the banks opening, the employee will earn a stock option of 1% in each year. Options are exercisable at the price per share equal to original issue price of the stock anytime for seven years after award.

         In the event a change of control of employer, prior to the expiration of five years from the effective date hereof, and employee is still employed by employer, then all stock bonuses and options contemplated by this paragraph 5 not already granted to employee shall immediately be granted in the same manner as if such had been earned by employee and notwithstanding the fact that the requirements for earning said bonuses had not been met by employee.

                                                        6.
                                      FAILURE TO OBTAIN CHARTER OR FINANCING

         This contract shall be null, void, and of no further force and effect upon the happening of either of the following events;

         (a) The refusal or failure of the Office of the Comptroller of the Currency to issue a charter to employer to operate a national bank in Greenwood County, South Carolina within 180 days of an application for such having been submitted to "aid agency by employer; or

         (b) The failure for any reason of employer to raise adequate capital within 180 days of the date of charter approval.

         If this contract is terminated by reason of the foregoing and employee has actually commenced employment hereunder, then employer agrees to provide employee with the base salary provided in Paragraph 3(a) above for a period not to exceed three (3) months until employee has found comparable employment.

                                                        7.
                                                     EXPENSES

         Upon presentment to employer of expense reports in sufficiently detailed form to comply with standards for deductibility of business expenses established from time to time by the Internal Revenue Service, employer will reimburse employee for such reasonable business expenses incurred by employee in connection with performance of his duties hereunder. Reasonable moving and related travel expenses are acceptable.

                                                        8.
                                            POST TERMINATION COVENANTS

         It during the term hereof employee shall cease employment hereunder for any reason, then employee agrees that for one (1) year following such termination he will not be employed in the banking business or any related field thereto in Greenwood, South Carolina or any county that

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borders  Greenwood  County.  Furthermore,  following such  termination  employee agrees he will not, without the prior written consent of employer: (i) furnish anyone with the name of, or any list or lists of customers of the employer or utilize such list or information himself; or (ii) furnish, use, or divulge to anyone any information acquired by him from employer relating to employer's methods of doing business; or (iii) contact directly or indirectly any customer of employer; or (iv) hire for any other employer (including himself) any employee of employer or directly or indirectly cause such employee to leave his employment to work for another; or (v) undertake a business opportunity that came to the attention of employee through his employment with employer which employee had not previously offered in writing to employer and which employer had not rejected in writing.

         It is understood and agreed by the parties hereto that the provisions of this paragraph are independent of each other, and the invalidity of any such provision or portion thereof shall not affect the validity or enforceability of any other provisions of this agreement.

                                                        9.
                                               WAIVER OF PROVISIONS

         Failure of any of the parties to insist, in one or more instances, on performance by the others in strict accordance with the terms and conditions of this agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this agreement, unless such waiver is contained in a writing signed by or on behalf of all the parties.

                                                        10.
                                                   GOVERNING LAW

         This agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina. If for any reason any provision of this agreement shall be held by a court of competent jurisdiction to be void or unenforceable, the same shall not affect the remaining provisions thereof.

                                                        11.
                                            MODIFICATION AND AMENDMENT

         This agreement contains the sole and entire agreement among the parties hereto and supersedes all prior discussions and agreements among the parties, and any such prior agreements shall, from and after the date hereof, be null and void. This agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

                                                       12 .
                                             COUNTERPARTS AND HEADINGS

         This agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. The headings set out herein are for convenience of reference and shall not be deemed a part of this agreement.



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                                                        13.
                                              CONTRACT NONASSIGNABLE

         This agreement may not be assigned or transferred by any party hereto, in whole or in part, without prior written consent of the other.

         IN WITNESS WHEREOF, the parties hereto have executed this agreement under seal as of the date first above.


 /s/ W. G. Stevens

Accepted--Employee

By the Compensation Commission of the Board of Directors:

 /s/ George B. Park

 /s/ David P. Allred

 /s/ Wayne Q. Justesen, Jr.

Witness:

 /s/ Byron Richardson




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